EXHIBIT 10.14

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Agreement”) is made and entered into as of January __, 2012 by and among (a) First Bank, as successor to Coast Bank of Florida (“Coast” or “Plaintiff”), and (b) Opteum Financial Services, LLC, now known as MortCo TRS LLC (“Opteum” or “Defendant”).  Coast and Opteum shall collectively be referred to herein as the “Parties.”

WHEREAS, the Parties intend this Agreement to resolve, discharge and settle the Mutually Released Claims, as defined below, fully, finally and forever according to the terms and conditions set forth below:

WHEREAS, in or about June, 2007, Coast filed a civil action in the Circuit Court of the Twelfth Judicial Circuit in and for Manatee County, Florida against Opteum, asserting claims for breach of contract and specific performance.  The action is captioned Coast Bank of Florida v. Opteum Financial Services, LLC, No. 2007-CA-3865 (the “Litigation”);

WHEREAS, Opteum denies any and all claims asserted against it that are alleged in the Litigation;

WHEREAS, Coast and Opteum have each determined that it is in their own respective best interests to compromise and settle these matters on the terms set forth below; and

NOW THEREFORE, for and in consideration of the mutual covenants, promises and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Section 1.                      Denial of Liability; No Admissions; Use of Settlement.

1.1           The Parties enter into this Agreement as a compromise of disputed claims (the “Settlement”) and to avoid the burden, expense, and risk of the Litigation.  In entering into this Agreement, Opteum does not admit any, and specifically denies all, allegations in the Litigation.

           1.2           Nothing in this Agreement, nor in any negotiations, actions, statements or court proceedings relating to this Agreement or the Settlement in any way, shall be construed as, offered as, received as, used as, or deemed to be evidence of any kind in the Litigation or in any other proceeding, except to the extent that it is used to prove the contents of this Agreement.

           Section 2.                      Approval of Settlement, Dismissal, and Stay

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           2.1           Within five (5) days of receipt of payment by Coast as specified in Section 3 below, Coast shall file a Stipulation dismissing and discontinuing all claims against Opteum in the Litigation with prejudice pursuant to Fla. R. Civ.  P. 1.420(a)(1) in the form attached hereto as Exhibit A.

           Section 3.                      Payment

.  In consideration of the releases, dismissal with prejudice, and other covenants, promises, and agreements set forth in this Agreement, and upon completion of a W-9 form, Opteum will remit payment in the amount of eight hundred thousand ($800,000) dollars payable to First Bank, as successor to Coast, pursuant to the following wire instructions: First Bank, 11901 Olive Blvd., Creve Coeur, MO 63141, ABA #081009428, Account Number 11085, Attention:  Maurie Houlihan, 941-345-1421 within twenty four (24) hours from the Parties’ execution of the Agreement.  Time is of the essence with respect to execution of the Agreement and Coast’s receipt of the above described payment from Opteum.  Specifically, in the event that Coast has not received the above described payment within twenty four (24) hours from execution of the Agreement, or, the Agreement is not executed by the close of business on January 30, 2012, the Agreement and all provisions between the Parties for the settlement of the Litigation shall be immediately null and void, and the Parties shall advise the Court in the Litigation of their request that the trial of the Litigation be re-scheduled on an expedited basis.

           Section 4.                      Fees and Costs

.  Each of the Parties shall bear its own attorneys’ fees, costs and expenses incurred in the prosecution, defense, or settlement of the Litigation and with respect to this Agreement, including the Stipulation referenced in Section 2 above.

Section 5.                      Release.

           5.1           Mutually Released Claims.  Upon the timely performance of the Payment obligation set forth in Section 3 above, Coast and Opteum will each have released and fully, absolutely and forever discharged the other, and the other’s heirs, executors, parent companies, subsidiary companies, affiliated companies, partners, divisions, officers, directors, members, managers, attorneys, employees, owners, successors and assigns, administrators, shareholders, agents, representatives, and others who might be responsible for the other’s conduct, individually and collectively, to the fullest extent possible by law, from any and all claims, demands, damages, attorneys’ fees, debts, liabilities, accounts, reckonings, obligations, bonds, guaranties, warranties, costs, expenses, losses, liens, actions and causes of action of each and every kind, nature and description, whether now known or unknown, suspected or unsuspected, which the releasing Party might have, own or hold, or at any time heretofore ever had, owned or held, or could hereafter have, own or hold, based upon, related to or by reason of any statute, contract (express, implied in fact or implied in law), order, judgment, liability, matter, cause, fact, thing, act, or omission whatever, occurring or existing now or at any time prior to the effective date hereof, or which was or could have been asserted in the Litigation, or which is in any way relating to or arising out the Litigation (the “Mutually Released Claims”).

           Section 6.                      General Provisions.

           6.1.           Entire Agreement.  This Agreement, including Exhibit A, constitutes the full, complete and entire understanding, agreement and arrangement of and between the Parties with respect to the settlement of the Litigation.  This Agreement supersedes any and all prior oral or written understandings, agreements, and arrangements between the Parties with respect to the settlement of the Litigation.  Except those set forth expressly in this Agreement, there are no other agreements, covenants, promises, representations or arrangements between the Parties with respect to the settlement of the Litigation and the Mutually Released Claims.

           6.2.           Notices.  All letters, notices, requests, demands, and other communications required or permitted to be given to the Parties hereto pursuant to this Agreement shall be in writing and shall be delivered personally or mailed, postage prepaid, by first class mail, facsimile, and electronic mail to the Parties’ Counsel of record as follows:

For the Plaintiff:	For the Defendant:
Robert L. Olsen rolsen@fowlerwhite.com Fowler White Boggs P.A. 501 E. Kennedy Blvd, Suite 1700 Tampa, Florida 33602 Direct: (813) 222-1138 Fax: (813) 384-8313	Dianna Wyrick dwyrick@reedsmith.com Reed Smith LLP, Suite 1200 225 Fifth Avenue Pittsburgh, PA 15222 Direct: (412) 288-7238 Fax: (412) 288-3063
           6.3.           Modification in Writing.  This Agreement may be altered, amended, modified or waived, in whole or in part, only in a writing signed by both Parties.  This Agreement may not be amended, altered, modified or waived, in whole or in part, orally.

           6.4.           Originals/Execution in Counterpart/ Facsimiles.  This Agreement may be signed in any number of counterparts, each of which shall be considered an original.  The electronic facsimile transmission of any signed original counterpart of this Agreement shall be deemed to be the delivery of an original counterpart.

           6.5.           No Reliance.  Each Party to this Agreement warrants that it is acting upon its independent judgment and upon the advice of its own counsel and not in reliance upon any warranty or representation, express or implied, of any nature or kind by any other Party, other than the warranties and representations expressly made in this Agreement.

           6.6.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflict of laws provisions.

           6.7.           Binding on Successors.  This Agreement shall be binding and shall inure to the benefit of the Parties and their respective successors and assigns.

           6.8.           Survivability and Severability.  If any provision of this Agreement shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified as necessary to render it valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, or as if such provision had not been originally incorporated herein, as the case may be.

           6.9.           Taxes.  Coast shall be responsible for paying any and all federal, state and local income taxes due on the payment made by Opteum pursuant to this Agreement.  Opteum is providing no tax advice to Coast.

This Agreement is executed as of this __ day of January, 2012, by the undersigned representatives for each Party:

FOR PLAINTIFF: By: /s/ M. F. Houlihan, Jr. Maurice F. Houlihan, Jr. Title: Manager, Special Assets First Bank Address: 1301 Sixth Avenue West Bradenton, Florida 34205 941-744-1165 (Fax)	FOR DEFENDANT: By: /s/ G. Hunter Hass G. Hunter Haas IV Title: Member, Board of Managers MortCo TRS LLC Address: 3305 Flamingo Drive Verona Beach, Florida 32963 772-231-8896 (Fax)

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Exhibit A

IN THE CIRCUIT COURT OF THE TWELFTH JUDICIAL CIRCUIT

IN AND FOR MANATEE COUNTY, FLORIDA

COAST BANK OF FLORIDA,
                                                                           Case No.:  2007-CA-3865
           Plaintiff,                                                                Division D
vs.

OPTEUM FINANCIAL SERVICES, LLC,
           Defendant.
                                                                      /

Stipulation for Dismissal with Prejudice

           The parties, by their counsel, hereby stipulate as follows:

1. The parties stipulate that Plaintiff’s claims against Opteum Financial Services, LLC have been resolved and accordingly, Plaintiff stipulates and agrees that all claims against Defendant be and hereby are dismissed with prejudice.
2. The Court has jurisdiction with respect to enforcement of the terms of the Parties’ settlement agreement.

For the Plaintiff:	For the Defendant:
Robert L. Olsen rolsen@fowlerwhite.com Fowler White Boggs P.A. 501 E. Kennedy Blvd, Suite 1700 Tampa, Florida 33602 Direct: (813) 222-1138 Fax: (813) 384-8313	Dianna Wyrick (admitted pro hac vice) dwyrick@reedsmith.com Reed Smith LLP Suite 1200 225 Fifth Avenue Pittsburgh, PA 15222 Direct: (412) 288-7238 Fax: (412) 288-3063